Exhibit 99.1

Veris Residential Appoints Christopher Papa to Board of Directors

Seasoned Real Estate CFO Brings Significant Multifamily Real Estate, Audit and M&A Experience to Board

Ronald M. Dickerman to Step Down from Board

JERSEY CITY, N.J., July 23, 2025 – Veris Residential, Inc. (NYSE: VRE) (“Veris Residential” or the “Company”), a forward-thinking, Northeast-focused, Class A multifamily REIT, today announced the appointment of Christopher Papa, Executive Vice President and Chief Financial Officer at CenterPoint Properties, to the Company’s Board of Directors (the “Board”), effective July 23, 2025. Mr. Papa has over 30 years of experience working across real estate, accounting and corporate finance and brings specialized expertise in multifamily real estate, audit and M&A to the Board, having previously served as CFO at Post Properties, Inc. and Liberty Property Trust.

Veris Residential also announced that Ronald M. Dickerman, President and Founder of Madison International Realty (“Madison”), will be stepping down from the Board effective July 23, 2025, after taking into careful consideration the best interests of Veris shareholders, the demands of his position with Madison and his need to provide Madison with greater flexibility to trade Veris Residential shares in accordance with its fiduciary duty to its fund investors.

Tammy K. Jones, Board Chair of Veris Residential, said, “Over the last two years, Ron has brought an important shareholder perspective to the boardroom. We are grateful for his commitment and service to the Company during a time of tremendous strategic and operational achievement for our business, and we look forward to his ongoing contributions in his role as shareholder.”

Ms. Jones continued: “We are pleased to welcome Chris to the Veris Residential Board. His years of multifamily leadership experience at Post Properties, coupled with his deep audit and accounting expertise and proven track record of overseeing complex transactions, powerfully complement the Board’s existing skillset. As Veris Residential continues to execute its corporate plan, we are confident that Chris’ fresh perspectives and significant knowledge of the industry landscape will help us continue to create and unlock value for all Veris Residential shareholders.”

Mr. Papa commented, “I am honored to join the Board of Veris Residential, a high-achieving pure-play multifamily REIT, at this exciting time for the Company. Veris Residential’s strong portfolio of Core, Class A multi-family properties, tech-enabled operating platform, and ongoing optimization have positioned the Company for continued success. I look forward to working alongside my fellow directors to advance the Company’s corporate strategy as we seek to maximize value for all shareholders.”

“As a large, longstanding shareholder of Veris Residential, I am proud of my contributions as a director to the Company’s transformation into a Class A multifamily REIT and its establishment of a three-pronged approach for ongoing value creation,” added Mr. Dickerman. “As I step down from the Board, I do so with strong conviction in Veris Residential’s strategic direction, Board and management team, and I look forward to remaining an engaged shareholder.”

Prior to joining CenterPoint Properties in 2020, Mr. Papa served for approximately four years as EVP and CFO of Liberty Property Trust (now Prologis), a REIT focused on industrial and office properties. Before that, he was EVP and CFO of Post Properties, Inc. (now MAA), one of the largest developers and operators of upscale multifamily communities in the U.S., for over 12 years. Earlier in his career, he served as an Audit Partner at both BDO Seidman, LLP and Arthur Andersen LLP. Mr. Papa earned a Bachelor of Science in Accounting from Clemson University, and he is a Certified Public Accountant.

Ferguson Partners, a leading executive search firm, assisted Veris Residential in recruiting Mr. Papa.

About Veris Residential, Inc.

Veris Residential, Inc. is a forward-thinking real estate investment trust (REIT) that primarily owns, operates, acquires and develops premier Class A multifamily properties in the Northeast. Our technology-enabled, vertically integrated operating platform delivers a contemporary living experience aligned with residents' preferences while positively impacting the communities we serve. We are guided by an experienced management team and Board of Directors, underpinned by leading corporate governance principles; a best-in-class approach to operations; and an inclusive culture based on meritocratic empowerment.

For additional information on Veris Residential, Inc. and our properties available for lease, please visit http://www.verisresidential.com/.

Contact

Investors
Mackenzie Rice
Director, Investor Relations
investors@verisresidential.com

Media
Amanda Shpiner/Grace Cartwright
Gasthalter & Co.
212-257-4170
veris-residential@gasthalter.com